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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No. _____________)(1)

                             FINANCIALWEB.COM, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    31770Y108
                                 (CUSIP Number)

                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of this Statement)
 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                / / Rule 13d-1(b)

                                / / Rule 13d-1(c)

                                /X/ Rule 13d-1(d)

--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).


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CUSIP No.  31770Y108                                     13G           PAGE     1       OF      4       PAGES
          -------------------------------                                   -----------    ------------
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
          NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   1

          John J. Katsock, Jr.
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a)      / /
                                                                                               (b)      / /
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   3      SEC USE ONLY

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          CITIZENSHIP OR PLACE OF ORGANIZATION

   4

          United States
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            NUMBER OF                                  SOLE VOTING POWER
             SHARES                       5
          BENEFICIALLY                                 1,220,410 (2)
            OWNED BY                      ------------------------------------------------------------------------------------------
              EACH                                     SHARED VOTING POWER
            REPORTING                     6
             PERSON                                    11,500 (3)
              WITH                        ------------------------------------------------------------------------------------------
                                                       SOLE DISPOSITIVE POWER
                                          7
                                                       1,220,410 (2)
                                          ------------------------------------------------------------------------------------------
                                                       SHARED DISPOSITIVE POWER
                                          8
                                                       11,500 (3)
------------------------------------------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9
          1,231,910 (2)(3)
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

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          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   11
          20.3%
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   12     TYPE OF REPORTING PERSON*

          IN
------------------------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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(2) 147,225 shares are held by Prime Equity Fund, L.P. Mr. Katsock is the managing member of Prime Equity Fund, L.P.'s general partner.
(3) 11,500 shares are held by Pinnacle Asset Management Inc. of which Mr. Katsock is a Director and majority shareholder.


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ITEM 1(a).        Name of Issuer:

                       FINANCIALWEB.COM, INC.
                  -----------------------------------------------------------
ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                       201 PARK PLACE, SUITE 321, ALTAMONTE SPRINGS, FL 32701
                  -----------------------------------------------------------

ITEM 2(a).        Name of Person Filing:

                       JOHN J. KATSOCK, JR.
                  -----------------------------------------------------------

ITEM 2(b).        Address of Principal Business Office:

                       277 PARK AVENUE, 27TH FLOOR, NEW YORK, NY 10172
                  -----------------------------------------------------------

ITEM 2(c).        Citizenship:

                       UNITED STATES
                  -----------------------------------------------------------

ITEM 2(d).        Title of Class of Securities:

                       COMMON STOCK
                  -----------------------------------------------------------

ITEM 2(e).        CUSIP Number:

                       31770Y108
                  -----------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) / / Bank as defined in Section 3(a)(6) of the exchange act;

                  (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange act;

                  (d) / / Investment company registered under section 8 of the Investment Company Act;

                  (e) / / An investment adviser in accordance with rule 13d-1(b)(1)(ii)(E);

                  (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;


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                  (i)  / / A church plan that is excluded from the definition of an investment company under section 13(c)(14) of the Investment Company Act;

                  (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

                       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c),
                       CHECK THIS BOX.                  / /

ITEM 4.           Ownership.

                       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                       (a) Amount beneficially owned:

                         1,231,910 (4)(5)
                  -----------------------------------------------------------

                       (b) Percent of class:

                          20.3
                  -----------------------------------------------------------

                       (c) Number of shares as to which such person has:

                                (i) Sole power to vote or to direct the vote
                                1,220,410 (4)
                                (ii) Shared power to vote or to direct the vote 11,500 (5)
                                (iii) Sole power to dispose or to direct the disposition of 1,220,410 (4)
                                (iv) Shared power to dispose or direct the disposition of 11,500 (5)

ITEM 5.           Ownership of Five Percent or Less of a Class

                       N/A
                  -----------------------------------------------------------

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                       N/A
                  -----------------------------------------------------------

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                      N/A
                  -----------------------------------------------------------

ITEM 8.           Identification and Classification of Members of the Group.

                       N/A
                  -----------------------------------------------------------

ITEM 9.           Notice of Dissolution of Group.

                       N/A
                  -----------------------------------------------------------

(4) 147,225 shares are held by Prime Equity Fund, L.P. Mr. Katsock is the managing member of Prime Equity Fund, L.P.'S General Partner.

(5) 11,500 Shares are held by Pinnacle Asset Management Inc. of which Mr. Katsock is a Director and majority shareholder.


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ITEM 10.          Certification.

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

                                                       JANUARY 14, 2000
                                                   -----------------------------
                                                            (Date)

                                                   /S/ JOHN J. KATSOCK, JR.
                                                   -----------------------------
                                                         (Signature)

                                                     JOHN J. KATSOCK, JR.
                                                   -----------------------------